EXHIBIT 20.3

[WFS FINANCIAL LETTERHEAD]

23 PASTEUR
P.O. BOX 19733
IRVINE, CA 92613-9733
(949) 727-1000

March 26, 2002

Chase Manhattan Bank USA
National Association
c/o J.P. Morgan Chase
Attn: Institutional Trust Services
500 Stanton Christiana Road
Floor 3/OPS 4
Newark, DE 19713

Bankers Trust Company
Four Albany Street
10th Floor
New York, NY 10006
Attn: Corporate Trust Dept. –
Asset Backed Group

Financial Security Assurance Inc.
350 Park Avenue
New York, NY 10022
Attn: Transaction Oversight Dept	Financial Security Assurance Inc.
350 Park Avenue
New York, NY 10022
Attn: Senior Vice President –
Transaction Oversight

Moody’s Investors Service, Inc.
ABS Monitoring Department
99 Church Street
New York, NY 10007

Standard & Poor’s
55 Water Street
New York, NY 10041
Attn: Asset Backed Surveillance Dept.

Credit Suisse First Boston Corporation
Eleven Madison Avenue
New York, New York 10010-3629

Re:	Annual Statement as to Compliance for WFS Financial 2001-C Owner Trust

Dear Sir or Madam:

OFFICERS’ CERTIFICATE

Pursuant to Section 4.10 of the Sale and Servicing Agreement (“Agreement”) dated as of August 1, 2001, and to Section 3.09 of the Indenture (“Indenture”), dated as of the same date, the undersigned officers of WFS Financial Inc (the “Master Servicer”) certify that:

     (i)  a review of the activities of the Master Servicer since the closing date and of its performance under the Agreement and the Indenture has been made under such officers’ supervision, and

     (ii)  to the best of such officers’ knowledge, based on such review, the Master Servicer has fulfilled all its obligations under the Agreement and the Indenture throughout such year and that no default under the Agreement or the Indenture has occurred.

/s/ Mark Olson Mark Olson Senior Vice President and Controller	/s/ Guy DuBose Guy DuBose Secretary

cc: Andrew Katz, Esq.